EXHIBIT 5.1



                                February 7, 2000



Board of Directors
Hollywood Entertainment Corporation
25600 SW Parkway Center Drive
Wilsonville, OR 97070

     We have acted as counsel for Hollywood Entertainment Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 8,362,800 shares of common stock of the Company (the "Shares"). We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that:

     (1) The Company is a corporation existing under the laws of the state of Oregon;

     (2) The Shares have been legally issued and are fully paid and nonassessable.

     We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       STOEL RIVES LLP